EXHIBIT 99.1

RICHMOND, Va., Nov. 5 /PRNewswire/—Massey Energy Company (NYSE: MEE – News) announced today the pricing of its private offering of $360 million of 6.625% senior notes due November 15, 2010. The Company intends to use the proceeds of the proposed offering to permanently repay all indebtedness under its secured term loan, to cancel its current revolving credit facility and for general corporate purposes. The sale of the notes is subject to customary closing provisions and is expected to close on November 10, 2003. The Company anticipates entering into an interest rate swap with respect to $240 million of these notes.

The notes will be offered only to qualified institutional buyers and non-U.S. persons, pursuant to Rule 144A and Regulation S, respectively, of the Securities Act of 1933, as amended, at a price of $1,000 per note. The notes are senior unsecured and unsubordinated obligations of the Company. They will be guaranteed by substantially all of the Company’s current and future operating subsidiaries, and will pay interest semi-annually.

In connection with this private offering, the notes have not been registered under the Securities Act and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities.

Massey Energy Company, headquartered in Richmond, Virginia, is the fourth largest coal company in the United States based on produced coal revenues.

FORWARD-LOOKING STATEMENTS: The foregoing release contains forward-looking statements. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. No assurance can be given that the proposed offering can be completed on acceptable terms. Additional information concerning factors that could cause actual results to differ materially from those in the forward- looking statements can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K (as amended by Form 10-K/A for the year ended December 31, 2002) and its subsequently filed interim reports. Such filings are available either publicly, under the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512. Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please contact: Investor Relations, Katharine W. Kenny, (804) 788-1824, of Massey or e-mail the Company.